EXHIBIT 99.1

For Immediate Release
Financial Contacts:
BancorpSouth: Nash Allen or Gary Bonds, 662-680-2331
The Signature Bank, David Kunze or Robert Fulp, 417-887-2265
Media Contacts:
BancorpSouth: Randy Burchfield, 662-620-4302
The Signature Bank, David Kunze or Robert Fulp, 417-887-2265
City Bancorp, parent company of The Signature Bank, to merge with
BancorpSouth
•	With planned merger, BancorpSouth will move into Springfield and St. Louis, Missouri, expanding the company’s market presence into its eighth state

•	BancorpSouth merger will provide The Signature Bank customers with the financial and technological resources of a $11.9 billion financial services company
TUPELO, MISS, and SPRINGFIELD, MO — (October 31, 2006) — Officials of Tupelo, Mississippi based BancorpSouth, Inc. (NYSE:BXS) and City Bancorp, parent company of The Signature Bank headquartered in Springfield, Missouri, announced today the signing of a definitive agreement pursuant to which City Bancorp will merge with and into BancorpSouth, Inc. The Signature Bank currently operates six full-service banking locations in Springfield, Missouri and one loan production office in Clayton (St. Louis), Missouri. The Signature Bank had approximately $847 million in assets and $600 million in deposits as of September 30, 2006.
The transaction is valued at approximately $170 million and pursuant to the terms of the merger agreement, shareholders of City Bancorp would receive 50% cash and 50% BancorpSouth common stock. The merger is subject to the approval of City Bancorp’s shareholders and the approval of federal and state banking regulators.
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(City Bancorp/BancorpSouth, cont.)
The Springfield metropolitan statistical area is the third largest metropolitan area in Missouri, with a population of approximately 400,000. From 2000 to 2005, the population of Springfield grew over 8%, almost double the population growth rate in the state of Missouri.
The St. Louis metropolitan statistical area is comprised of 17 counties in Missouri and Illinois, with a population of 2.81 million. St. Louis is the largest metropolitan area in Missouri.
BancorpSouth Chairman and CEO Aubrey Patterson said, “We are extremely pleased to be partnering with such a strong franchise, led by a veteran management team and supported by loyal, high-caliber employees. We believe BancorpSouth’s unique brand of decentralized decision making supported by our state-of-the industry technology and product line will be welcomed by our new customers.”
The Signature Bank Chairman and CEO David Kunze said, “We believe this merger is a win for our shareholders, a win for our team members, and certainly a win for our customers. We look forward to becoming a part of the BancorpSouth family.”
The Signature Bank’s lending products include commercial real estate, commercial and industrial real estate construction loans, residential and real estate loans and a variety of consumer loans. The bank’s lenders have focused on small to middle market commercial customers in Springfield, St. Louis and surrounding areas.
Deposit products include non-interest bearing demand, interest bearing demand, NOW, savings, money market, certificates of deposit and other deposits. The bank also offers brokerage services, through its Brokerage and Investment Services division.
“The Signature Bank’s successful model of stressing the importance of quality, profitable growth and expense control mirrors BancorpSouth’s operating philosophy and approach”, said Jim Kelley, BancorpSouth’s President and COO.
Robert Fulp, The Signature Bank’s President, added, “BancorpSouth’s community bank style of banking matches perfectly with our bank’s one-on-one business development and service approach. Their hands-on, local decision making, complemented by industry leading technology and their broad retail and commercial product lines will help us move to an even higher level of financial service for our markets.”
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(City Bancorp/BancorpSouth cont.)
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi with approximately $11.9 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 282 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Tennessee and Texas.
Forward Looking Statements:
     Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period or by the use of forward-looking terminology, such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “intend,” “could,” “would” or “plan,” or future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the possible effects of the proposed merger, acceptance by customers of The Signature Bank of BancorpSouth’s products and services, and market acceptance of BancorpSouth generally in new markets such as Missouri.
     We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, the ability to obtain required shareholder and regulatory approvals for the merger, the ability of BancorpSouth and City Bancorp to close the merger, BancorpSouth’s ability to successfully integrate the operations of The Signature Bank after the merger, the ability of BancorpSouth to provide and market competitive services and products in a new market, the ability of BancorpSouth to attract, train and retain qualified personnel, changes in customer preferences, changes in BancorpSouth’s operating or expansion strategy, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, changes in laws and regulations affecting financial institutions, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, the geographic concentrations of BancorpSouth’s assets, the ability of BancorpSouth generally to compete with other financial services companies, possible adverse rulings, judgments, settlements and other outcomes of pending or threatened litigation, other factors generally understood to affect the financial condition or results of financial services companies and other factors detailed from time to time in BancorpSouth’s press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.
     In connection with the proposed merger, BancorpSouth will file a registration statement on Form S-4 with the Securities and Exchange Commission. Shareholders of BancorpSouth and City Bancorp are encouraged to read the registration statement, including the proxy statement/prospectus that will be a part of the registration statement, because it will contain important information about the merger, BancorpSouth and City Bancorp. After the registration statement is filed with the SEC, the proxy statement/prospectus and other relevant documents will be available for free on the SEC’s web site (www.sec.gov), and the proxy statement/prospectus will also be made available for free from the Corporate Secretary of each of BancorpSouth and City Bancorp.

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